UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
March 1, 2007
Date of Report (date of earliest event reported)
OMNITURE, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-52076	87-0619936

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
550 East Timpanogos Circle
Orem, UT 84097
(Address of principal executive offices, including zip code)
(801) 722-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On March 5, 2007, Omniture, Inc., a Delaware corporation (“Omniture”), entered into a Master Finance Lease (the “Lease Agreement”) with Zions Credit Corporation (“Lessor”), which entitles the Company to lease, over time, equipment from the Lessor in accordance with the terms and conditions of the Lease Agreement. Based upon an initial credit approval provided to us by the Lessor, we believe we will be able to acquire up to $10.0 million of equipment under the Lease Agreement. The Lessor and Omniture will enter into separate equipment lease schedules (“Equipment Schedules”) at the time equipment is leased by Omniture. Each Equipment Schedule is subject to the terms and conditions of the Lease Agreement. The rental payments and rental term may vary by Equipment Schedule, depending on the timing of the equipment acquisition and nature of the equipment under lease.
     As a condition of the Lease Agreement, Omniture must not allow its cash balance to fall below $10.0 million as long as the Lease Agreement is in force. Failure to maintain a minimum of $10.0 million in cash shall constitute an event of default as defined in the Lease Agreement.
     The foregoing description of the Lease Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease Agreement, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.
Item 2.01. Completion of Acquisition or Disposition of Assets.
     On March 1, 2007, Omniture completed the acquisition of all of the issued share capital of Touch Clarity Limited, a privately held company registered in England and Wales (“Touch Clarity”), pursuant to a Share Purchase Agreement dated February 14, 2007 with the shareholders of Touch Clarity (the “Purchase Agreement”).
     In accordance with the terms of the Purchase Agreement, Omniture has acquired all of the issued share capital of Touch Clarity for a total consideration of up to $51.5 million (plus approximately $8.5 million in assumed vested options) consisting of the following: (1) $16 million in cash at closing; (2) up to $3 million in cash payable subject to an earnout based on certain revenue milestones for Touch Clarity’s fiscal year 2007; and (3) $32.5 million to be paid in Omniture common stock, cash, or some combination of stock and cash, at Omniture’s election, to be paid no later than November 30, 2007. If Omniture elects to issue common stock, the number of Omniture shares to be issued will be determined based on a 5% discount to the Omniture share price at or about the time of issuance (based on a 5-day trailing average closing price). Omniture has also assumed all outstanding unvested stock options.
     The foregoing description of the transaction and the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which was previously filed as an exhibit to Omniture’s Current Report on Form 8-K filed Feburary 20, 2007.
Item 3.02. Unregistered Sales of Equity Securities.
     In connection with the closing of the Touch Clarity acquisition, the holders of both vested and unvested options to purchase approximately 14,266,547 shares of Touch Clarity common stock will receive replacement options to purchase approximately 746,230 shares of Omniture common stock with a weighted average exercise price for the replacement stock options equal to approximately $0.79 per share. The replacement options will continue to be subject to the terms and conditions applicable to the Touch Clarity options in existence immediately prior to the closing, except that the number of options and relative exercise prices will be adjusted pursuant to the option exchange ratio provided for in the Purchase Agreement.
     Based, in part, upon representations and warranties made to Omniture by the holders of Touch Clarity options, the exchange of options described above either (1) involved offers and sales to non-U.S. persons in offshore transactions which was determined to be exempt from registration in accordance with Regulation S under the Securities Act of 1933, as amended (the “Securities Act”); (2) was made to accredited investors not involving a public offering, and was determined to be exempt from registration in accordance with Rule 506 of Regulation D under the Securities Act; and/or (3) was exempt from registration as not involving an offer or sale within the meaning of the Securities Act.
Item 9.01. Financial Statements and Exhibits.
(a)	Financial Statements of Businesses Acquired.
     The financial statements required in connection with the business acquisition described in Item 2.01 will be filed no later than 71 calendar days after the date this current report on Form 8-K is required to be filed.
(b)	Pro Forma Financial Information.

     The pro forma financial information required in connection with the business acquisition described in Item 2.01 will be filed within 71 calendar days of the date this current report on Form 8-K is required to be filed.
(d)	Exhibits.
2.1*	Share Purchase Agreement, dated February 14, 2007, by and among Omniture, Inc., the shareholders of Touch Clarity Limited, Paul Phillips, Helen Protopapas and Tim Brown, as the Warrantors, and Alta Berkeley LLP and Yehoshua Ennis collectively as the Shareholder Representative.

10.1	Master Finance Lease and Lease Covenant Agreement, dated March 5, 2007, by and between Omniture, Inc. and Zion’s Credit Corporation.

99.1	Text of press release of Omniture, Inc. issued on March 1, 2007.

*	Incorporated by reference to the exhibit of the corresponding number filed with the Registrant’s Current Report (No. 000-52076) dated February 20, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNITURE, INC.
	By:	/s/ Michael S. Herring
Michael S. Herring
Dated: March 7, 2007		Chief Financial Officer and Executive Vice President

INDEX TO EXHIBITS

Exhibit Number	Description

2.1*	Share Purchase Agreement, dated February 14, 2007, by and among Omniture, Inc., the shareholders of Touch Clarity Limited, Paul Phillips, Helen Protopapas and Tim Brown, as the Warrantors, and Alta Berkeley LLP and Yehoshua Ennis collectively as the Shareholder Representative.

10.1	Master Finance Lease and Lease Covenant Agreement, dated March 5, 2007, by and between Omniture, Inc. and Zion’s Credit Corporation.

99.1	Text of press release of Omniture, Inc. issued on March 1, 2007.

*	Incorporated by reference to the exhibit of the corresponding number filed with the Registrant’s Current Report (No. 000-52076) dated February 20, 2007.